Exhibit 8.1

KRAMER LEVIN NAFTALIS & FRANKEL LLP

______________, 2009

InterAmerican Acquisition Group Inc.
2918 Fifth Avenue South, Suite 209
San Diego, CA 92103

Ladies and Gentlemen:

We have been requested to pass upon certain United States federal income tax matters in connection with the Redomestication Merger, the Stock Purchase, and the Exchange Offer, each as defined below (collectively, the “Transactions”).

Pursuant to the terms of the Amended and Restated Stock Purchase Agreement, dated as of May 15, 2008, as amended on November 28, 2008 and July 17, 2009 (the “Agreement”), between InterAmerican Acquisition Group Inc., a corporation incorporated under the laws of the state of Delaware (the “Company”), Sing Kung, Limited, a company incorporated under the laws of the British Virgin Islands (“Sing Kung”), Cho Kwan, as principal stockholder of Sing Kung, and certain other specifically enumerated stockholders of Sing Kung (together with Cho Kwan, the “Sing Kung Principal Stockholders”), (i) prior to filing of the Registration Statement (as defined below), the Company agreed to form CNC Development Ltd., a company formed under the laws of the British Virgin Islands (“CNC”), as a wholly-owned subsidiary of the Company pursuant to the corporate laws of the British Virgin Islands and, simultaneous with the closing of the Stock Purchase, to merge with and into CNC, with CNC continuing as the surviving corporation (the “Redomestication Merger”), (ii) CNC agreed to acquire, at the closing, by the issuance of and in exchange for ordinary shares of CNC, the Sing Kung capital stock owned by the Sing Kung Principal Stockholders (the “Stock Purchase”), and (iii) the parties to the Agreement acknowledged that the Company (through CNC) wished to eventually acquire all of the capital stock of Sing Kung and that the Company intended (through CNC) to offer the holders of Sing Kung capital stock other than the Sing Kung Principal Stockholders (the “Sing Kung Exchanging Stockholders” and, together with the Sing Kung Principal Stockholders, the “Sing Kung Stockholders”) the opportunity to exchange their shares of Sing Kung capital stock for CNC common stock or Class A Preferred Stock (the “Exchange Offer”) and to incorporate the Exchange Offer into the Registration Statement (as defined below).

This opinion is being delivered in connection with the filing of a registration statement on Form S-4, including the joint proxy statement/prospectus contained therein, (Registration No. 333-152977) by the Company and CNC with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “Registration Statement”) relating to the Transactions.  All capitalized terms used herein have their respective meanings set forth in the Registration Statement unless otherwise stated.

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KRAMER LEVIN NAFTALIS & FRANKEL LLP

For purposes of the opinion set forth below, we have reviewed and relied upon the Registration Statement, the Agreement, the Representation Letters (as defined below) and such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion.  In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of the documents.  In addition, in rendering our opinion we have relied upon certain statements made by the Company, Sing Kung, and the Sing Kung Stockholders, including representations made by (i) the Company and Sing Kung and their respective management, employees, officers, directors and stockholders in connection with the Transactions and (ii) Sing Kung and certain Sing Kung Stockholders in connection with the amendment and restatement of the Memorandum and Articles of Association of Sing Kung, which amendment and restatement shall eliminate the rights of holders of Sing Kung preferred shares with respect to the election of a Preferred Share Director and Members Reserved Matters (as defined therein), as set forth in any representation letters (the “Representation Letters”), which we have neither investigated nor verified. We have assumed that such statements are true, correct, complete, and not breached, and that no actions that are inconsistent with such statements will be taken.  We have also assumed that (i) the Transactions will be effected in accordance with the Agreement, (ii) the statements concerning the Transactions set forth in the Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as described below), (iii) the representations set forth in the Representation Letters are true, correct, complete and accurate at all times up to and including the Effective Time, and (iv) any statements made “to the best knowledge of” or “belief” of any persons will be true, correct, and complete and will remain true, correct, and complete at all times up to and including the Effective Time, in each case as if made without such qualification. The Effective Time, as it relates to each element of the Transactions, refers to the effective time of such element.  We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement, except as set forth in the Representation Letters.  Any inaccuracy in, or breach of, any of the aforementioned statements and assumptions or any change after the date hereof in applicable law could adversely affect our opinion.

No ruling has been (or will be) sought from the Internal Revenue Service (the “Service”) by the Company as to the matters set forth herein.  The opinion expressed herein is not binding on the Service or any court, and there can be no assurance that the Service or a court of competent jurisdiction will not disagree with such opinion.

Based upon and subject to the foregoing as well as the limitations set forth below, the discussions set forth under the headings “Consideration of the Stock Purchase Transaction—Certain Material United States Federal Income Tax Consequences of the Stock Purchase,” “IAG Redomestication Merger—Material United States Federal Income Tax Consequences of the Redomestication Merger,” and “The Exchange Offer—Material United States Federal Income Tax Consequences of the Exchange Offer” insofar as they relate to matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute our opinion.

No opinion is expressed as to any matter not specifically addressed above.  Also, no opinion is expressed as to the tax consequences of the Transactions under any United States state or local or non-United States tax law or United States federal tax law other than income tax law.  Furthermore, our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any changes in federal income tax law or administrative practice that may affect our opinion unless we are specifically asked to do so.

KRAMER LEVIN NAFTALIS & FRANKEL LLP

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement.  The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

This opinion is being delivered to you for the purpose of being included as an exhibit to the Registration Statement and, except as set forth above, may not be circulated, quoted, or otherwise referred to for any other purpose without our written consent.

Very truly yours, Kramer Levin Naftalis & Frankel LLP